Vertex Energy 8-K

Exhibit 99.1

VERTEX ENERGY, INC. SELLS NEVADA FACILITY FOR $35 MILLION

Sale and Related Transactions Reduces Debt and Strengthens Cash Position to Over $10 Million; Swap Agreement to Cut Transportation Costs, Boost Margins

HOUSTON, TX February 3, 2016 Vertex Energy, Inc. (NASDAQ:VTNR), an environmental services company that recycles industrial waste streams and off- specification commercial chemical products, announced today that it has sold its Nevada re-refinery facility, which is located in Churchill County, to Clean Harbors, Inc. for $35 million, of which approximately $14 million was immediately used at closing to purchase the facility and equipment previously leased by Vertex Energy in order to facilitate such sale.

Benjamin P. Cowart, Chairman and CEO of Vertex Energy said, “This transaction benefits Vertex Energy in a variety of ways, not the least of which is by strengthening our balance sheet. As we noted in our third quarter Form 10-Q filing and on the conference call that followed, the Churchill County facility had an average carrying cost of $1.5 million per quarter. We eliminate those costs with this transaction. At the end of the third quarter of 2015, our cash and cash equivalents were over $4 million. This sale and related transactions will bring that cash position to more than $10 million. We also used $16 million of sale proceeds to pay down our term debt.”

Mr. Cowart, added, “While the sale of our re-refinery in Nevada will lessen our footprint in the western U.S., the swap agreement and base oil agreements that were entered into as part of the sale should allow us to improve logistic costs and provide us with a long-term off-take agreement for base oil and finished lubricants to support our business strategy going forward.”

Mr. Cowart concluded, “We intend to put this cash to work both in reducing our long- term debt and in making opportunistic acquisitions. As of the end of the third quarter, the amount of our term debt owed to Goldman Sachs stood at $23.2 million. We have used $16 million of the funds from the Nevada sale to pay down and service that debt, lowering the amount owed to approximately $7 million today and our total long-term debt to approximately $14 million. Additionally, moving forward, we intend to expand our street collections of used oil through acquisitions, thereby decreasing our reliance on third-party purchases. We also anticipate seeing an increase in our margins by moving from third-party purchases to our own collections.”

Clean Harbors’ Chief Operating Officer Eric W. Gerstenberg said, “The Nevada facility is strategically located and aligns with our plans to increase our re-refining presence in California and other West Coast lubricant markets. As we pursue our closed loop direct sales strategy, this plant provides an opportunity to scale our blended operations in the Western U.S. where we currently have no capability. We are confident that the facility will complement our existing re-refining network through transportation efficiencies, additional storage and processing capabilities.”

Houlihan Lokey acted as the exclusive financial advisor to Vertex Energy, Inc. and Reinhart Boerner Van Deuren s.c. provided legal representation.

More information regarding the sale and related transactions can be found in Vertex Energy’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2016.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex Energy purchases these streams from an established network of local and regional collectors and generators. Vertex Energy also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re- refining of a portion of its aggregated petroleum streams in order to sell them as higher- value end products. Vertex Energy sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex Energy manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex Energy also has offices in California, Chicago, Georgia, and Ohio. More information on Vertex Energy can be found at www.vertexenergy.com.

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward- looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Contact:

Vertex Energy, Inc. Investor Relations Contact

Marlon Nurse, DM, 212-564-4700 Senior VP – Investor Relations